FOR IMMEDIATE RELEASE

August 14, 2009

The Castle Group, Inc. Announces Financial Results for Second Quarter of 2009

Management and Service Fees Revenue increases 18% during the 2nd Quarter

Honolulu, Hawaii – The Castle Group, Inc. (OTCBB: CAGU) holding company for Castle Resorts & Hotels, today announced its financial results for the second quarter of 2009.

“The second quarter was challenging as we continue to see weak demand and daily rate compression at unprecedented levels, especially in Hawaii.” said Alan Mattson, President, and Chief Operating Officer of The Castle Group.  He continued “The second quarter results reflect our adjustment to the ‘new normal’ in today’s travel environment.  We continue to adjust our operations to fit the dynamic competitive landscape and the new shopping and booking behaviors that our guests and travelers in general have adopted over the past year.  Delivering a dramatically better bottom line this quarter as compared to last year’s second quarter is real accomplishment for our team.”

Second Quarter 2009 Financial Highlights

Total revenues for the quarter ended March 31, 2009, decreased approximately 23% to $3,565,758, compared to $4,622,369 in 2008.

Total revenues for the year-to-date through June 30, 2009 decreased 29% to $7,587,709 as compared to $10,628,551 in the year earlier period.

Management and Service fee revenue increased 18% in the second quarter to $701,798 from $593,228 in the second quarter of 2008 as a result of additional properties being managed on a Net Contract basis during the second quarter than during the same period last year.  For the six months ending June 30, 2009 management and service revenues decreased $13,730 or 1% from the first six months of 2008 to $1,390,763

Castle reported a substantial improvement in its Earnings before Interest, Taxes, Depreciation, and Foreign Currency Adjustment (EBITDA Loss) recording an EBITDA Loss of $145,868 in the second quarter of 2009 compared to an EBITDA Loss of $765,799 in the same period last year.  Further, the Company reported an EBITDA Loss of only $87,776 for the first six months of 2009 as compared to an EBITDA Loss of $436,596 in the prior year period.

On a GAAP basis, the Net Loss for the second quarter totaled $462,252 as compared to a Net Loss of $545,882 in the second quarter of 2008.   The Company reported a Net Loss of $509,875 for the first half of 2009 as compared to a loss of $446,224 for the first half of 2008.

Non-GAAP Measures

This press release reports “EBITDA Loss” as a measure not in accordance with U.S.  Generally Accepted Accounting Principles (“GAAP”), which reflects the Company’s earnings without the effect of depreciation, interest income or expense, taxes or foreign exchange gains or losses.  Castle’s management believes that in many ways it is a good alternative indicator of the Company’s financial performance as it removes the effects of non-cash depreciation and amortization of assets as well as the fluctuations of the carrying costs of assets in foreign countries as well as interest costs based on the

Company’s borrowing history and increases and decreases in tax expense brought about by changes in the provision for future tax effects rather than current income.  A reconciliation of EBITDA Loss with GAAP Net Income (Loss) is shown below.

	Three months ended June 30		Six months ended June 30,
	2009	2008	2009	2008
Net Income (Loss)	($462,252)	($545,882)	($509,875)	($446,224)
Add Back:
Income Taxes	(140,263)	(369,783)	(58,687)	(302,474)
Net interest expense	55,079	94,229	102,709	200,175
Depreciation	50,748	55,637	91,959	111,927
Foreign Exchange Loss	350,819		286,117
EBITDA Loss	($145,869)	($765,799)	($87,777)	($436,596)

About The Castle Group, Inc.

Headquartered in Honolulu, The Castle Group, Inc. provides management and related hospitality services to hotel and resort condominiums under the trade name “Castle Resorts & Hotels.”  Since 1993, Castle’s geographic presence has expanded from the Hawaiian Islands to additional markets throughout the Asia/Pacific region, including Micronesia, Thailand, and New Zealand.  Castle’s services include pre-opening technical services, customized hotel and resort operations management, state-of-the-art sales, marketing and reservations, and expert property management.  Castle offers travelers’ accommodations ranging from hotel guest rooms to fully equipped spacious resort condominiums.

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements are based upon the current plans, estimates, and projections of The Castle Group's management and are subject to risks and uncertainties which could cause actual results to differ from the forward looking statements.  These include, but are not limited to, risks and uncertainties outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission.  The Castle Group does not assume any obligation to update the information contained in this press release.

For more information, please contact:

Company Contact:

Donna Wheeler, Senior Director of Marketing

The Castle Group

Toll-Free: (800)733-7753 (U.S./Canada/Saipan)

(808)524-0900

(808)521-9994 (fax)

pr@castleresorts.com